August 21, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

        Re:     Hotchkis and Wiley Funds
                Rule 24f-2 Notice to Form N-1A
                Registration Statement File Nos. 2-96219 and 811-4182

Ladies and Gentlemen:

        As counsel for Hotchkis and Wiley Funds, a Massachusetts business trust (the "Fund"), we have examined the proceedings taken and being taken with respect to the Notice filed by the Fund pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "Act"), making definite in number the shares registered pursuant to that Rule for the fiscal year ended June 30, 1997.


        We have examined all instruments, documents and records which, in our opinion, necessitated examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the 59,382,075 shares of beneficial interest, without par value, which were registered in indefinite number and sold in reliance on Rule 24f-2 under the Act, were, when issued by the Fund, validly authorized and issued, fully paid and non-assessable to the extent set forth in the above-captioned Registration Statement.




        We hereby consent to the filing of this opinion pursuant to Rule 24f-2 with the Notice filed herewith.

                                                Very truly yours,

                                                /s/ Gardner, Carton & Douglas

                                                Gardner, Carton & Douglas

PHD/KJF/PPB


August 21, 1997Page 2Securities and Exchange CommissionSeptember 27, 1994Page 2 GARDNER, CARTON & DOUGLAS321 North Clark Street
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Chicago, Illinois 60610-4795
(312) 644-3000
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